UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2014

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2014, Gulfport Energy Corporation (“Gulfport”) entered into a second amendment (the “Amendment”) to its amended and restated credit agreement with the Bank of Nova Scotia, as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”). The Amendment, among other things, (i) increased Gulfport’s borrowing base from $275,000,000 to $450,000,000, (ii) increased Gulfport’s letter of credit sublimit from $70,000,000 to $125,000,000, and (iii) increased Gulfport’s senior notes unsecured indebtedness basket from $600,000,000 to $900,000,000. The Amendment also (i) revised the leverage ratio covenant in the Credit Agreement from testing Gulfport’s funded debt to EBITDAX ratio, to testing Gulfport’s funded debt net of cash and short term investments to EBITDAX ratio, with a 3.5:1 maximum ratio for reporting periods through the reporting period ending on June 30, 2015, and a 3.25:1 maximum ratio for reporting periods thereafter, and (ii) gave Gulfport greater flexibility for entering into swap contracts and forward sales contracts.

Certain lenders under the Credit Agreement or their affiliates have provided and/or may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to Gulfport and certain of its affiliates, for which they have received, and may in the future receive, customary fees and expense reimbursement. Further, certain of these lenders or their affiliates have entered, and may in the future enter, into hedging transactions with Gulfport or its affiliates, in the ordinary course of business, for which they have received and will receive customary compensation.

The preceding summary of the Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Exhibit

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of November 26, 2014, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: December 3, 2014	By:	/s/ Michael G. Moore
Michael G. Moore
Chief Executive Officer and President

Exhibit Index

Number	Exhibit

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of November 26, 2014, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, and the lenders party thereto.